Exhibit 10.3
CHANGE IN CONTROL SEVERANCE AGREEMENT
     This CHANGE IN CONTROL SEVERANCE AGREEMENT (the “Agreement”), dated as of ___, 2008 (the “Effective Date”) by and between Centennial Communications Corp., a Delaware corporation (the “Company”), and [___] (the “Executive”).
     The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company and its affiliated companies will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by the circumstances surrounding a Change in Control and to encourage the Executive’s full attention and dedication to the Company and its affiliated companies currently and in the event of any Change in Control (and, under certain circumstances, in the event of the termination or abandonment of a Change in Control transaction), and to provide the Executive with compensation and benefits arrangements that ensure that the reasonable expectations of the Executive will be satisfied and that are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in Appendix A.
     1. Term. The “Term” of this Agreement is the period commencing on the Effective Date and ending on the third anniversary thereof; provided, however, that commencing on the second anniversary of the Effective Date, and on each annual anniversary thereof (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Term shall be automatically extended by 12 additional months, unless at least one hundred twenty (120) days prior to the Renewal Date the Company or the Executive shall give written notice to the other party that the Term shall not be so extended. In the event a Change in Control occurs during the Term, the Term shall be further extended until the end of the Employment Period. Following a Change in Control that occurs during the Term and extending until the end of the Employment Period, this Agreement shall exclusively apply with respect to any termination of Executive’s employment and/or any other subject matter described herein, and in the event of any conflict between the provisions of this Agreement and any other similar agreement between the Executive and the Company, the provisions of this Agreement shall apply.
     2. Employment Period. Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue the Executive in its employ for the period commencing on the first date on which a Change in Control occurs during the Term and ending on the second anniversary of such date (the “Employment Period”).
     3. Termination of Employment.
          (a) Termination. The Executive’s employment during the Employment Period (i) shall automatically be terminated upon the Executive’s death, (ii) may be terminated by the Company due to the Executive’s Disability, (iii) may be terminated by the Company with or without Cause and (iv) may be terminated by the Executive with or without Good Reason.

          (b) Qualifying Termination. Subject to Section 5, if and only if the Executive is terminated during the Employment Period (i) by the Company for any reason other than (A) for Cause, (B) due to the Executive’s Disability, or (C) Executive’s death or (ii) by the Executive for Good Reason (collectively, a “Qualifying Termination”), the Executive shall be entitled to the payments and benefits described in Section 4.
          (c) Disability. The Company may terminate the Executive’s employment during the Employment Period due to the Executive’s Disability. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period, it may give to the Executive written notice in accordance with Section 13(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”).
          (d) Notice of Termination. Any termination of the Executive (other than due to the Executive’s death) during the Employment Period by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b).
     4. Obligations of the Company upon a Qualifying Termination: If the Executive’s employment is terminated in a Qualifying Termination described in Section 3(b), the Company shall provide the following payments and benefits:
          (a) Subject to Section 4(g), the Company shall pay to the Executive in a lump sum in cash the aggregate of the following amounts:
i.	an amount equal to the product of (1) the Severance Multiplier, and (2) the sum of (x) the Executive’s Base Salary and (y) the Executive’s Target Bonus;

ii.	an amount equal to the product of (1) Executive’s Target Bonus for the bonus period that includes the Date of Termination and (2) a fraction, the numerator of which is the number of days in the bonus period during which Executive was employed by the Company and the denominator of which is the total number of days in such bonus period;
provided, however, that such amount shall be paid in lieu of, and the Executive hereby waives the right to receive, any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of, including any employment contract with, the Company or its subsidiaries. The payments required under this Section 4(a) shall be made within the sixty (60) day period following the Executive’s Date of Termination; provided that if a new calendar year commences during this period, the payment shall be made no earlier than January 2 of such new calendar year.

          (b) With respect to outstanding equity awards, including, without limitation, stock options and restricted stock, other than performance-based equity awards (the “Equity Awards”):
i.	all such outstanding Equity Awards granted to the Executive shall automatically become fully vested and, to the extent applicable, exercisable and the restrictions, deferral limitations, and forfeiture conditions applicable to any Equity Award shall lapse and such award shall be deemed fully vested; and

ii.	each such Equity Award that is an option, stock appreciation right, and/or other outstanding award in the nature of a right that may be exercised (whether or not previously vested) held by the Executive as of the Date of Termination shall remain exercisable until the earlier of (i) the expiration of the original term of such right (without giving effect to any early termination thereof); (ii) the date that is one year after the Date of Termination; and (iii) in the case of rights granted prior to the date hereof, the last day the period of exercisability may be extended without violation of Section 409A of the Code; and
          (c) The Company shall continue to provide the Executive with life insurance and medical and health insurance coverage at levels and costs comparable to those in effect prior to such termination for a period from the date of such termination to the earlier to occur of (x) the date which is [___] months after such termination and (y) the date upon which the Executive is actually receiving similar benefits through Executive’s employment with another employer;
          (d) The Company shall pay the Executive in a cash lump sum $10,000 in respect of tax and financial planning services;
          (e) The Company shall reimburse the Executive for the actual and documented cost of any outplacement, incurred by the Executive for a period of one year following the Date of Termination, with such total costs not to exceed $10,000 and
          (f) To the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive pursuant to this Agreement or otherwise under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (excluding severance or termination plans, employment agreements, policies and arrangements).
          (g) As a condition to receiving any payments or benefits pursuant to this Section 4, within 45 days of the Date of Termination, the Executive shall be required to execute and deliver, and any applicable revocation period shall be required to have expired with respect to, a release agreement in the form attached as Appendix B (the “Release”).
     5. Anticipatory Termination.

          (a) An “Anticipatory Termination” occurs if during the nine-month period prior to a Change in Control either:
i.	(1) the Company terminates the Executive’s employment other than (A) for Cause, (B) due to the Executive’s Disability, or (C) due to Executive’s death, (2) it is reasonably demonstrated by the Executive that such termination of employment (x) was at the request or instruction of a Person who has entered into a definitive agreement with the Company the consummation of which would constitute a Change in Control or (y) was otherwise in connection with, or in anticipation of, a Change in Control, and (3) a Change in Control occurs; or

ii.	(1) an event occurs that would have constituted Good Reason if the date on which a Change in Control occurs was deemed to be the date immediately prior to the date of such event and the Executive terminated his employment subsequent to such event, (2) the Executive can reasonably demonstrate that such Good Reason event (x) was at the request or instruction of a Person who has entered into a definitive agreement with the Company the consummation of which would constitute a Change in Control or (y) was otherwise in connection with, or in anticipation of, a Change in Control, and (3) a Change in Control occurs.
          (b) If the Executive has reason to believe that an Anticipatory Termination may have occurred, he shall provide a notice setting forth such belief in accordance with Section 13(b) of this Agreement within 30 days after a Change in Control has occurred. In the event of an Anticipatory Termination, the Executive shall be entitled to (A) the payments specified in Sections 4(a), 4(d), and 4(e) (in each case reduced by any comparable amounts previously paid and required to be paid in the future pursuant to any other severance plan, program or arrangement), (B) the benefits specified in Section 4(c) (to the extent not previously provided) (or the after-tax equivalent thereof to the extent that such benefits cannot be provided), (C) to the extent that the Executive has outstanding any Equity Awards, the provisions of Section 4(b) shall apply to them, and (D) in respect of any Equity Awards that were forfeited by the Executive as a result of his termination of employment but would have vested had Section 4(b) applied, such awards shall be reinstated (or if the Company determines not to reinstate them, the Executive shall be paid in cash the intrinsic value of such award as of the Change in Control). For the purposes of the provisions of Section 4 referenced in this Section 5, the Executive’s Date of Termination shall be deemed to be his last date of employment by the Company.
          (c) If the Executive is receiving severance or termination benefits at the time of a Change in Control (the “Previous Benefits”) and the Executive becomes entitled to benefits under this Section 5 upon the occurrence of a Change in Control, the balance of the Previous Benefits shall continue to be paid in accordance with their terms and the incremental benefits to be provided under this Section 5 shall be paid in accordance with Sections 4(a), 4(d) and 4(e) as applicable. Subject to the final sentence of this Section 5(c), any incremental benefits to be provided under clauses (A), (C) or (D) of Section 5(b) shall be paid during the 60 day period following the Change in Control; provided that if a new calendar year commences during this period, such payments shall be made no earlier than January 2 of such new calendar year. By way of example, if the Executive was entitled to continuation of his Base Salary for one year upon his previous termination of employment and he subsequently becomes entitled to the benefits described in Section 4(a) upon a Change in Control pursuant to this Section 5, he shall continue to receive his Base Salary for the balance of the year and the benefits provided under Section 4(a), reduced by an amount equal to the Executive’s Base Salary, shall be paid in accordance with this Section 5. For the sake of clarity, any benefits or payments to be provided upon an Anticipatory Termination shall be reduced by the value of similar severance or termination benefits paid or payable in connection with the Executive’s termination of employment. As a condition to receiving any payments or benefits pursuant to Section 5, within 60 days of the Change in Control, the Executive shall be required to execute and deliver, and any applicable revocation period shall be required to have expired with respect to the Release.
     6. Other Terminations. In the event the Executive’s employment is terminated during the Employment Period other than in a manner described in Sections 3(b) or Section 5, the Executive (or, as applicable, the Executive’s estate or designated beneficiaries) shall be entitled to receive the Executive’s annual base salary through the Date of Termination to the extent not theretofore paid and all other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies.
     7. Section 409A. Notwithstanding the timing of the payments pursuant to this Agreement, to the extent required to avoid application of any penalty tax imposed under Section 409A of the Code with respect to any payment required to be made hereunder during the six months period following the Executive’s “separation of service,” as such term is defined for purposes of Code Section 409A, (i) the payment will not be made to the Executive and instead will be made, at the election of the Company, either to a trust in compliance with Rev. Proc. 92-64 or an escrow account established to fund such payments (provided that such funds shall be at all times subject to the creditors of the Company and its affiliates) and (ii) the payment will be paid to the Executive on the earlier of the six-month anniversary of Date of Termination or the Executive’s death or disability (within the meaning of Section 409A of the Code). Similarly, to the extent the Executive would otherwise be entitled to any benefit (other than a cash payment) during the six months beginning on the Date of Termination that would be subject to the additional tax under Section 409A of the Code, the benefit will be delayed and will begin being provided on the earlier of the six-month anniversary of the Date of Termination or the Executive’s death or disability (within the meaning of Section 409A of the Code). The Company will establish the trust or escrow account, as applicable, no later than ten days after the Executive’s Date of Termination. It is the intention of the parties that the payments and benefits to which the Executive could become entitled in connection with termination of employment under this Agreement comply with Section 409A of the Code. In the event that the parties determine that any such benefit or right does not so comply, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on the Executive and the Company and its affiliates).
     8. Non-exclusivity of Rights. Except as otherwise expressly provided for in this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
     9. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise expressly provided for in this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay, during Executive’s lifetime and to the fullest extent permitted by law, all legal fees and expenses which the Executive may reasonably incur at all stages of proceedings, including, without limitation, preparation and appellate review, as a result of any contest (regardless of whether formal legal proceedings are ever commenced and regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), provided that no such payment shall be payable with respect to any frivolous claim or claim asserted by the Executive in bad faith.
     10. Certain Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 10, if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the parachute value of all Payments, as determined in accordance with Section 280G of the Code, does not exceed 110% of the amount that is $1.00 less than three times the Executive’s base amount, as defined in Code Section 280G (the “Safe Harbor Amount”), then no Gross-Up Payment shall be made to the Executive and, if the Executive would receive a larger amount of Payments on an after tax basis, the amounts payable or provided under this Agreement shall be reduced so that the parachute value of all Payments, in the aggregate, equals the Safe

Harbor Amount. In the event that amounts payable or provided under this Agreement are reduced so that the parachute value of all Payments, in the aggregate, equals the Safe Harbor Amount, the amount of any cash Payment due to Executive shall be reduced first.
          (b) All determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent, certified public accounting firm or such other certified public accounting firm as may be designated by the Executive and shall be reasonably acceptable to the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination, but in any event no later than the end of the Executive’s taxable year next following the taxable year in which the Executive remits the related taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
     11. Certain Covenants
         (a) Confidential Information; Return of Company Documents and Property.
i.	Executive acknowledges that Executive’s employment hereunder will necessarily involve Executive’s understanding of and access to certain trade secrets and confidential information pertaining to the businesses and activities of the Company and its Subsidiaries. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (collectively “Confidential Information”). After termination for any reason of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it.

ii.	Upon termination of Executive’s employment with the Company whether by reason of the termination or expiration of this Agreement, the Executive shall return to the Company (i) all documents within Executive’s possession, custody, or control relating to the business and affairs of the Company, or its products or customers; and (ii) all other Company property within Executive’s possession, custody, or control including, but not limited to, credit cards issued to Executive by the Company, office keys or card keys, office passes or badges, office equipment, supplies, facsimile machines, copiers, computers and peripheral equipment, answering machines, or any other property or equipment furnished to Executive or paid for by the Company.
          (b) Non-Solicitation. During the Term and the Employment Period, and extending for a period of [___] months (the “Restricted Period”), Executive will not directly or indirectly, and will not assist directly or indirectly any other Person to (A) hire or engage in any capacity any employee of the Company or any of its subsidiaries (or any person who was an employee of the Company or any of its affiliates within twelve (12) months of the date such hiring or engagement occurs) or solicit or seek to persuade any employee of the Company or any of its subsidiaries to discontinue such employment, or (B) solicit or encourage any independent contractor providing services to the Company or any of its subsidiaries to terminate or diminish its relationship with them.
          (c) Non-Disparagement. During the Restricted Period, Executive agrees not to make any public statement that is intended to or could reasonably be expected to disparage the Company or its affiliates or any of their products, services, shareholders, directors, officers or employees.
          (d) Trade Secrets and Intellectual Property.
i.	The Executive hereby agrees that all inventions (whether or not patentable or reduced to practice), patents, innovations, improvements, developments, works of authorship, copyrights, materials, documents and all other intellectual property and work product (including, without limitation, software, code, databases, systems, applications, methods, designs, analyses, drawings, reports, presentations, research, textual works, content, artwork, graphics or audiovisual materials) that relate to the Company or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and that are authored, conceived, invented, designed, developed, made, or otherwise created, or contributed to, by the Executive while employed by the Company or any of its subsidiaries (as applicable) (whether before or after the date hereof) (collectively, “Work Product”) belong to and are the property of the Company and its subsidiaries, and hereby irrevocably assigns, transfers and conveys, to the extent permitted by applicable law, all right, title and interest in and to all Work Product (including, without limitation, all intellectual property rights therein and thereto on a worldwide basis) (including, without limitation, rights under patent, copyright, trademark, trade secret, unfair competition and related laws) to the Company (to the extent all right, title and interest does not automatically under applicable law vest originally in the Company or one of its subsidiaries, as applicable), and waives any moral rights therein to the fullest extent permitted under applicable law. The Executive will promptly disclose such Work Product to the Company and execute such documents and perform all other actions as may be reasonably requested by the Company (whether during or after the Executive’s employment with the Company or its subsidiary (as applicable)) to establish and confirm the Company or its subsidiary’s ownership of such Work Product (including, without limitation, assignments, consents, powers of attorney and other instruments) and to assist the Company and its subsidiaries in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder.

ii.	If required by any applicable law in the United States, the requirements set forth in Section 11(d) of this Agreement shall not apply to an invention that the Executive develops entirely on his or her own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s or any of its subsidiaries’ business, or actual or demonstrably anticipated research or development of the Company or any of its subsidiaries; or (ii) result from any work performed by the Executive for the Company or any of its subsidiaries.
          (e) Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive in accordance with the Company’s expense reimbursement policy in effect from time to time for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 11(e).
          (f) In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all the terms and conditions of this Section 11. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their trade secrets and Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates, that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force and that, as a result of the foregoing, in the event that Executive breaches such covenants, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper. Executive therefore agrees that the Company, in addition to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach by Executive of any of those covenants, without the necessity of showing actual monetary damages or the posting of a bond or other security. Executive and the Company further agree that, in the event that any provision of this Section 11 is determined by any court of competent jurisdiction to be unenforceable, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 11. It is also agreed that each of the Company’s affiliates will have the right to enforce all of Executive’s obligations to that affiliate under this Section 11.
     12. Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company may assign the agreement to any acquirer involved in a transaction that constitutes a Change in Control under clause (f) of the definition of Change in Control in this Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
     13. Miscellaneous.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive (see address on signature page hereto):
If to the Company:
Centennial Communications Corp
3349 Route 138
Wall, NJ 07719
Tel: 732-556-2200
Fax: 732-556-2245
Attn: General Counsel [Chief Executive Officer]
or such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
          (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, prior to the Effective Date, may be terminated by either the Executive or the Company at any time.
          (g) The Executive and the Company agree that any claim or dispute that may arise between them relating to this Agreement or the termination of the Executive’s employment with the Company (including any claim of constructive termination) shall be determined exclusively by final and binding arbitration. The arbitration proceeding will be conducted at a place selected by the Company and before a single arbitrator under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The demand for arbitration must be submitted within one year of the Date of Termination, provided, however, that no demand for arbitration may be made until thirty (30) days after a written notice, stating with particularity the nature of the claim or dispute, has first been forwarded by certified mail to the opposing party. The arbitration proceeding shall be private and all information disclosed in the course of the arbitration, as well as the arbitration award, shall be treated as confidential by the parties. The award of the arbitrator shall be final and binding upon the Executive and the Company and judgment upon the award rendered may be entered in any court having jurisdiction. Each of the parties hereto expressly waives any right to trial by jury.
     The claims or disputes that are subject to this arbitration provision include, but are not limited to, any claim of discriminatory discharge, retaliatory discharge or wrongful discharge under any state, federal or foreign statute, breach of contract, lost wages, emotional distress, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, Executive Retirement Income Security of 1974, as amended, the Family and Medical Leave Act, the Equal Pay Act of 1963, claims of unjustified dismissal (Law 80 of May 30, 1976), discrimination on account of sex, religion, race, age, political ideas, social condition or origin, national origin, disability or any other reason, any common law claims, including, but not limited to, claims for wrongful discharge, public policy claims, claims for breach of an express or implied contract, claims for breach of an implied covenant of good faith and fair dealing, intentional and/or negligent infliction of emotional distress, defamation or damage to name or reputation, invasion of privacy, and tortious interference with contract or prospective economic advantage. By agreeing to submit these claims to arbitration, the Executive is giving up any right to a jury trial or court trial with regard to these claims or disputes.
     Nothing in this section concerning arbitration shall prevent the Company from seeking equitable remedies in court for purposes of enforcing the performance of, or enjoining the breach of, any provisions of Section 11. For this limited purpose, the Executive hereby agrees to submit to personal jurisdiction in any court in the state in which the Executive was last employed by Company.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

[EXECUTIVE]
By:
Name:
Address: Tel: Fax:

CENTENNIAL COMMUNICATIONS CORP.
By:
Name:
Title:

APPENDIX A
DEFINITIONS
     1. “Base Salary” means the greater of the Executive’s annual base salary in effect immediately prior to (a) the Change in Control and (b) the Executive’s Date of Termination.
     2. “Cause” shall mean termination upon:
     (a) The willful and continued failure by Executive to substantially perform Executive’s duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties;
     (b) The willful engaging by Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise;
     (c) The repeated or illegal use of alcohol or drugs materially affecting Executive’s performance; or
     (d) Conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude.
     For purposes of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above and specifying the particulars thereof in detail.
     3. “Change in Control” shall mean the first (and only the first) to occur of the following:
     (a) The acquisition or receipt in any manner, by any person (as defined for purposes of the Securities Exchange Act of 1934 (the “Exchange Act”) or any group of persons acting in concert, of direct or indirect beneficial ownership (as defined for purposes of the Exchange Act) of fifty percent (50%) or more of the combined voting securities ordinarily having the right to vote for the election of directors of the Company; provided that the following shall not constitute a Change in Control: (i) any acquisition of securities by the Company or any of its affiliates; (ii) any acquisition of securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates; or (iii) any acquisition of securities by Welsh Carson and/or one or more affiliates of Welsh Carson;

     (b) A change in the constituency of the Board with the result that individuals (the “Incumbent Directors”) who are members of the Board as of the Effective Date cease for any reason to constitute at least a majority of the Board; provided that any individual who is elected to the Board after the Effective Date (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) and whose nomination for election was approved by a majority of the Incumbent Directors shall be considered an Incumbent Director beginning on the date of his or her election to the Board;
     (c) Consummation of a merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent thereof) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent thereof immediately after such merger, consolidation, or reorganization; provided that any such transaction shall not constitute a Change of Control if after consummation of such transaction, Welsh Carson or an affiliate of Welsh Carson beneficially owns the greatest percentage of the voting power represented by the voting securities of the Company or such surviving entity or parent thereof;
     (d) The shareholders of the Company approve a compete liquidation or dissolution of the Company;
     (e) A sale, exchange or other disposition or transfer of all or substantially all of the Company’s business or assets, other than pursuant to a spin-off or comparable transaction in which the transferee is controlled by the Company, its existing stockholders immediately prior to such transfer or Welsh Carson or an affiliate of Welsh Carson; or
     (f) A sale or disposition to a third party of all or substantially all of either the Company’s Puerto Rico business or U.S. business will be considered to be a Change of Control with respect to the Executive if he is then directly assigned to that business (i.e., a sale of the Puerto Rico business would not be a Change in Control if Executive was then assigned to the Company’s New Jersey headquarters or to the Company’s U.S. business unless it constituted a sale of all or substantially all of the Company’s assets under clause (e), above).
Notwithstanding the foregoing, (i) the exclusion of transactions involving Welsh Carson from the definition of Change in Control shall cease to apply (and shall not apply in the future) when Welsh Carson no longer owns any equity interest in the Company (ii) and “affiliates of Welsh Carson” shall not include affiliates who are natural persons.
     4. “Company” shall mean the Company as previously defined, any successor to any of its businesses and/or assets that assumes or agrees to perform this Agreement, by operation of law or otherwise.
     5. “Date of Termination” shall mean (a) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for any reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (b) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (c) if the Executive’s employment is terminated by reason of Disability, the Date of Termination shall be the Disability Effective Date.
     6. “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).
     7. “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent which specifically references this Agreement), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (a), (d), (e), (f), (g) or (h) below, such act or failure to act is corrected within the 20-day cure period referred to below:
     (a) [the Executive’s title shall have been changed without his consent] [the assignment to the Executive of any duties significantly inconsistent with the Executive’s status as a senior officer of the Company] or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control other than any such alteration primarily attributable to the fact that the Company may no longer be a public company;
     (b) a reduction by the Company in the Executive’s annual base salary or annual target bonus, in each case, as in effect on the date immediately prior to the Change of Control or as the same may be increased from time to time;
     (c) the relocation of the Executive’s principal place of employment to a location more than 25 miles from the Executive’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof);
     (d) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;
     (e) a reduction in the Executive’s annual grants of long-term compensation awards that results in a material reduction in the Executive’s opportunity to earn long-term compensation, determined after taking in to account all long-term incentive awards granted to the Executive in connection with, or after, the Change in Control;
     (f) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control unless an equitable arrangement has been made with respect to any material reduction in the value of any such benefit, the taking of any other action by the Company which would directly or indirectly materially reduce the value of any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control unless an equitable arrangement has been made with respect to any material reduction in the value of such benefits, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control;
     (g) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination; or
     (h) any material breach by the Company of any material term of this Agreement.
To terminate for Good Reason, the Executive must give written notice within 60 days of the occurrence of the event purportedly constituting Good Reason and, to the extent applicable, the Company shall have 20 days to cure such event. In any event, the Executive’s Date of Termination must occur within the later of 90 days of the occurrence of the event constituting Good Reason or 30 days after the expiration of any applicable cure period.
     8. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).
     9. “Notice of Termination” shall mean a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which, except in the case of a termination due to a Disability, date shall be not more than fifteen days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstances which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
     10. “Severance Multiplier” shall mean [___].
     11. “Target Bonus” means the greater of the Executive’s target annual bonus in effect immediately prior to (a) the Change in Control and (b) the Executive’s Date of Termination.
     12. “Welsh Carson” shall mean Welsh, Carson, Anderson & Stowe VIII, L.P.

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